FORM 3 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*			2. Date of Event Requiring Statement for (Month/Day/Year)	4. Issuer Name and Ticker or Trading Symbol
MOORE	FRED			STORAGE ALLIANCE INC. - "SGAL"
(Last)	(First)	(Middle)	01/07/03
100 Arapahoe Avenue, Suite 14			3. I.R.S. or Social Security Number of Reporting Person (voluntary) -	5. Relationship of Reporting Persons to Issuer (Check all applicable) [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below) Director of Strategic Advisory Board	6. If Amendment, Date of Original (Month/Day/Year) -
(Street)					7. Individual or Joint/Group Filing (Check applicable line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person
Boulder Colorado 80302
(City) (State) (Zip) * If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).			Table I - Non-Derivative Services Beneficially Owned
1. Title of Security (Instr. 4)			2 Amount of Securities Beneficially Owned (Inst. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month Day Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

stock options	07/01/04	07/01/07	common shares	50,000	$0.50	D

Explanation of Responses:
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.				/s/ Fred Moore		February 12, 2003
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).				**Signature of Reporting Person		Date
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.